Exhibit 99.1

FOR IMMEDIATE RELEASE	December 22, 2021

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. ENTERS FLORIDA MARKET

FREEHOLD, NJ, December 22, 2021........ UMH Properties, Inc. (NYSE: UMH) closed, through its joint venture with Nuveen Real Estate, on the acquisition of a newly developed all-age, manufactured home community located in Sebring, Florida for a total purchase price of $22.2 million. This community contains 219 developed homesites. It is situated on approximately 39 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are happy to announce the acquisition of our first newly developed manufactured housing community through our joint venture with Nuveen Real Estate. This is UMH’s first community in the Florida market. The demographics in Florida are exceptional and we look forward to providing this market with high quality affordable housing. We also have two additional to-be-developed communities in the Florida market under contract and we anticipate further growth of our acquisition pipeline.

“This is a high-quality community with a clubhouse, fitness center, dog park, bocce ball, pickle ball, splash pad, pool and more. We are already experiencing strong demand and expect to meet our projected financial and operating targets which should lead to long-term value creation.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities with approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also owns and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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